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                                  EXHIBIT 11.1

                          DIGITAL VIDEO SYSTEMS, INC.
             STATEMENT REGARDING THE COMPUTATION OF PER SHARE LOSS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)
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
                                                             Three Months
                                                             Ended June 30,
                                                           ------------------
                                                             1997       1996
                                                           -------    -------
Net loss                                                   $(1,995)   $(2,802)
                                                           =======    =======
   Weighted average common shares outstanding               11,893      5,610

   Common equivalent shares from common stock,
   preferred stock, and options to purchase common
   stock and warrants issued during the twelve months
   prior to the Company's initial public offering               --      1,992
                                                           -------    -------
Shares used in computing net loss per share (1)             11,893      7,602
                                                           =======    =======
Net loss per share                                         $ (0.17)   $ (0.37)
                                                           =======    =======

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(1) Does not include shares and options in escrow.